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                                                                     EXHIBIT 11




                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In millions, except per share data)


                                                  For the Three Months
                                                    Ended December 31,
                                               -----------------------------
                                                  1994                1993
                                               ----------           --------
PRIMARY EARNINGS PER SHARE
Net Income                                       $41.2               $38.1

    Preferred dividends, net of tax
      benefit                                     (2.4)               (2.3)
                                                 -----               -----
Earnings available for common
    shareholders                                 $38.8               $35.8
                                                 -----               -----
Average common shares outstanding
    Common stock                                  40.7                40.5

    Common stock equivalents -
      Assumed exercise of stock options            0.3                 0.5
                                                 -----               -----
                                                  41.0                41.0
                                                 -----               -----
Primary earnings per share                       $0.95               $0.87
                                                 =====               =====
FULLY DILUTED EARNINGS PER SHARE

Net Income                                       $41.2               $38.1

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock                 (1.4)               (1.5)
                                                 -----               -----
Net income as adjusted                            39.8                36.6
                                                 -----               -----
Average common shares outstanding
    Common stock                                  40.7                40.5

    Conversion of Series D Convertible
      Preferred Stock                              3.2                 3.3

    Common stock equivalents -
      Assumed exercise of stock options            0.3                 0.5
                                                 -----               -----
                                                  44.2                44.3
                                                 -----               -----
Fully diluted earnings per share                 $0.90               $0.83
                                                 =====               =====





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